Pricing Supplement No. 2 dated February 19, 1997            Rule 424(b)(2)
(To Prospectus dated November 18, 1994 and                  File No. 33-86310
Prospectus Supplement dated May 31, 1995)

                           VASTAR RESOURCES, INC.
                        Medium-Term Notes, Series A
______________________________________________________________________________
CUSIP: 92238P AB 1
Principal Amount: $75,000,000           Interest Rate:     6.96% per annum
Price to Public:                        Stated Maturity:   February 26, 2007
       [X] 100% of Principal Amount     Trade Date:        February 19, 1997
       [ ] Varying prices relating to   Original Issue Date: February 24, 1997
           prevailing market prices at  Net Proceeds to Issuer:  $74,531,250
           the time of sale             Agent's Discount or Commission: 0.625%
______________________________________________________________________________

Interest Payment Dates:                  June 15 and December 15 of each year,
                                         commencing June 15, 1997.

Day Count Convention:
      [X]   30/360 for the period from Original Issue to Stated Maturity Date.
      [ ]   Actual/360 for the period from       to
      [ ]   Actual/Actual for the period from    to

Redemption:
      [X] The Notes cannot be redeemed prior to the Stated Maturity, except as set forth in the Prospectus and Prospectus Supplement.
      [ ]   The Notes may be redeemed prior to the Stated Maturity.
            Initial Redemption Date: N/A
            Initial Redemption Percentage: N/A
            Annual Redemption Percentage Reduction: N/A

Optional Repayment:
      [X] The Notes cannot be repaid prior to the Stated Maturity, except as set forth in the Prospectus and Prospectus Supplement.
      [ ] The Notes can be repaid prior to the Stated Maturity at the option of the holder of the Notes.
            Optional Repayment Dates(s): N/A
            Repayment Price: N/A

Currency:   U.S. dollars.

Original Issue Discount:    [ ]Yes    [X]No
	Total Amount of OID:  N/A
	Yield to Maturity:  N/A
	Initial Accrual Period:  N/A
	Repurchase Price, if any:  N/A

Form:	[X]  Book-Entry       [ ]  Certificated
                          ________________________

X  Merrill Lynch & Co.  X Lehman Brothers   X Morgan Stanley & Co. Incorporated
(as to $25,000,000)      (as to $25,000,000) (as to $25,000,000)